CALCULATION OF REGISTRATION FEE

Title of Each Class of	Maximum Aggregate	Amount of Registration
Securities Offered	Offering Price	Fee(1)
Senior Notes	$500,000,000	$35,650

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.
PRICING SUPPLEMENT DATED OCTOBER 28, 2010 TO
PROSPECTUS DATED APRIL 17, 2008,
AS SUPPLEMENTED BY PROSPECTUS SUPPLEMENT DATED APRIL 25, 2008,
AND SUPPLEMENTAL TO THE OFFICERS’ CERTIFICATE AND COMPANY ORDER DATED APRIL 25, 2008
U.S. BANCORP
Medium-Term Notes, Series R (Senior)
Medium-Term Notes, Series S (Subordinated)

CUSIP No.:	91159HGZ7

Series:

☑ Series R (Senior)
☐ Series S (Subordinated)

Form of Note:

☑ Book-Entry
☐ Certificated

Principal Amount:	$500,000,000

Trade Date:	October 28, 2010

Original Issue Date:	November 2, 2010

Redemption Date:	September 30, 2013

Maturity Date:	October 30, 2013

Base Rate (and, if applicable, related Interest Periods):

☑ Fixed Rate Note
☐ Commercial Paper Note
☐ Federal Funds Note
☐ LIBOR Note
☐ EURIBOR Note
☐ Prime Rate Note
☐ CD Rate Note
☐ Treasury Rate Note
☐ CMT Rate Note
☐ Other Base Rate
☐ Zero Coupon Note

Agent’s Commission:	$440,000
Redemption Terms: Redeemable in whole or in part on or after the Redemption Date at 100% of the principal amount of the notes (par), plus accrued and unpaid interest thereon to the date of redemption. U.S. Bancorp shall provide 10 to 60 calendar days notice of redemption to the registered holder of the note.
Other Terms: U.S. Bancorp Investments, Inc. (“USBII”), a joint bookrunner for this offering, is our wholly-owned subsidiary. USBII will conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate. In accordance with NASD Rule 2720, USBII may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer. Following the initial distribution of any of these securities, USBII may offer and sell those securities in the course of its business as a broker-dealer. USBII may act as principal or agent in those transactions and will make any sales at varying prices related to prevailing market prices at the time of sale or otherwise. USBII may use this Pricing Supplement and the accompanying Prospectus and Prospectus Supplement in connection with any of those transactions. USBII is not obligated to make a market in any of these securities and may discontinue any market-making activities at any time without notice.
Name of Agent and Delivery Instructions: Goldman Sachs and Co.; Morgan Stanley and Co. Incorporated; U.S. Bancorp Investments, Inc.
DTC #050
Issue Price (Dollar Amount and Percentage of Principal Amount):

Amount:	$499,265,000 / 99.853%

Net Proceeds to the Company:	$498,825,000

Interest Rate/Initial Interest Rate:	1.125%

Interest Payment Dates:	April 30 and October 30, beginning May 2, 2011

Regular Record Date:	15 Calendar Days prior to each Interest Payment Date

Interest Determination Date:

Interest Reset Date:

Index Source:

Index Maturity:

Spread:

Spread Multiplier:

Day Count:	30/360

Maximum Interest Rate:
Minimum Interest Rate:
For Original Issue Discount Notes:
Original Issue Discount %:
Yield to Maturity:
Original Issue Discount Notes:
☐	Subject to special provisions set forth therein with respect to the principal amount thereof payable upon any redemption or acceleration of the maturity thereof.

☐	For Federal income tax purposes only.

/s/ Kenneth D. Nelson	(authorized officer)

/s/ John C. Stern	(authorized officer)